EXHIBIT 4.29

                              VALUESTAR CORPORATION
                           INVESTORS RIGHTS AGREEMENT

         THIS INVESTORS RIGHTS AGREEMENT (this "Agreement") is dated effective as of December __, 1999, by and among VALUESTAR CORPORATION, a Colorado corporation (the "Company"), SEACOAST CAPITAL PARTNERS LIMITED PARTNERSHIP, a Delaware Limited Partnership ("Seacoast"), PACIFIC MEZZANINE FUND, L.P. a California limited partnership ("Pacific"), TANGENT GROWTH FUND, L.P., a California limited partnership ("Tangent"), eCOMPANIES VENTURE GROUP, L.P., a Delaware limited partnership ("eCompanies"), James A. Barnes ("Barnes"), and Jerry E. Polis ("Polis"), the entities or individuals set forth on Schedule 1 attached hereto and incorporated herein by reference who comprise holders of the "Series A Stock" held by all "Purchasers" under that certain ValueStar Corporation Series A Preferred Stock Purchase Agreement dated July 22, 1999 (the "Series A Purchase Agreement"), and the additional entities or individuals set forth on Schedule 1 attached hereto and incorporated herein by reference who have entered into the ValueStar Corporation Series B Preferred Stock Purchase Agreement dated on even date herewith (the "Series B Purchase Agreement") (individually, each such individual or entity identified on Schedule 1 as well as Seacoast, Pacific, Tangent, eCompanies, Barnes and Polis a "Holder" and collectively, all such individuals and entities, the "Holders").

                                    RECITALS

         A. On March 31, 1999, Seacoast, Pacific, Tangent, Barnes, Polis and Jim Stein ("Stein") entered into a Shareholder Agreement (the "Shareholder Agreement") which granted certain preemptive rights pursuant to Article II thereunder and certain registration rights pursuant to Article VII thereunder.

         B. On July 22, 1999, Seacoast, Pacific, Tangent, Barnes, Polis, Stein and the purchasers of the Series A Stock entered into a ValueStar Corporation Registration Rights Agreement and Shareholders Agreement Amendment (the
"Registration Rights Agreement") which, among other matters, amended and restated Article VII of the Shareholder Agreement.

         C. On even date herewith, Seacoast, Pacific and Tangent as the Holders of a majority of the Registrable Securities under the Shareholder Agreement terminated the registration rights (Article VII) and preemptive rights (Article
II) under the Shareholder Agreement in partial consideration and contemplation of the execution of this Agreement by the parties hereto in connection herewith of the purchase by certain investors of shares of the Company's Series B Convertible Preferred Stock pursuant to the Series B Purchase Agreement.

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                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties contained in this Agreement, the parties hereto hereby agree as follows:

         1. Definitions.

                  a. "Commission" means the Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act.

                  b. "Capital Stock" means the Company's common stock and any other capital stock of the Company authorized from time to time, and any other shares, options, interests, participations, or other equivalents (however designated) of or in the Company, whether voting or nonvoting, including, without limitation, common stock, options, warrants, preferred stock, phantom stock, stock appreciation rights, preferred stock, convertible notes or debentures, stock purchase rights, and all agreements, instruments, documents, and securities convertible, exercisable, or exchangeable, in whole or in part, into any one or more of the foregoing.

                  c. "Common Stock" means any and all (i) common stock of the Corporation issued or issuable upon conversion of the Corporation's Series A Convertible Preferred Stock or Series B Convertible Preferred Stock , (ii) all common stock and Other Securities of the Corporation issued or issuable pursuant to the Warrants issued under the Warrant Purchase Agreement (collectively, (i) and (ii) the "Stock"); (iii) any common stock of the Corporation issued as a dividend or other distribution with respect to or in replacement of the Stock, and (iv) any common stock of the Corporation issued in any combination or subdivision of the Stock. In determining the amount of Common Stock held by any Person, the sum of (i), (ii), (iii) and (iv) shall be used.

                  d. "Exchange Act" means the Securities Exchange Act of 1934, as amended or any similar Federal statue and the rules and regulations of the Commission thereunder all as the same shall be in effect at the time.

                  e. "Indebtedness" means for any Person: (a) all indebtedness, whether or not represented by bonds, debentures, notes, securities, or other evidences of indebtedness, for the repayment of money borrowed, (b) all indebtedness representing deferred payment of the purchase price of property or assets, (c) all indebtedness under any lease which, in conformity with GAAP, is required to be capitalized for balance sheet purposes and leases of property or assets made as a part of any sale and lease-back transaction if required to be capitalized, (d) all indebtedness under guaranties, endorsements, assumptions, or other contractual obligations, including any letters of credit, or the obligations in respect of, or to purchase or otherwise acquire, indebtedness of others, (e) all indebtedness secured by any lien existing on property owned, subject to such lien, whether or not the indebtedness secured thereby shall have been assumed by the



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owner  thereof,  (f) trade  accounts  payable more than one hundred twenty (120)
days past due, (g) all amendments, renewals, extensions, modifications and refundings of any indebtedness or obligations referred to in clauses (a), (b),
(c), (d), (e) or (f).

                  f. "Other Securities" Any stock other than the Corporation's common stock, other securities, property, or other property or rights that the Holders become entitled to receive upon exercise of the Warrants.

                  g.  "Person"  means  any   individual,   corporation,   trust,
partnership,  association,  or  other  entity.

                  h. "Public Offering" A public offering of shares of any class of Capital Stock by the Company issued to the general public pursuant to a registration statement declared effective by the United States Securities and Exchange Commission.

                  i. "Registrable Securities" means the Common Stock

                  j. "Registrable Series A Securities" means the Common Stock acquired as a result of the purchase of the Series A Stock.

                  k. "Registrable Series B Securities" means the Common Stock acquired as a result of the purchase of the Series B Stock.

                  l. "Securities Act" means the Securities Act of 1933, as amended, or any similar Federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

                  m. "Senior Obligations" means and includes any and all Indebtedness and/or liabilities of the Company to each of Seacoast, Pacific and Tangent (each a "Noteholder")of every kind, nature and description, direct or indirect, secured or unsecured, joint, several, joint and several, absolute or contingent, due or to become due, now existing or hereafter arising, under that certain "Note Purchase Agreement" and any "Other Agreement" (as such agreements are referenced under the Warrant Agreement) (regardless of how such Indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument) and all obligations of the Company and any of its subsidiaries to each Noteholder to perform acts or refrain from taking any action under any of the aforementioned documents, together with all renewals, modifications, extensions, increases, substitutions or replacements of any of such Indebtedness.

                  n. "Series A Stock" means all issued and outstanding Series A Convertible Preferred Stock of the Company and any common stock shares issuable upon conversion thereof.

                  o. "Series B Stock" means all issued and outstanding Series B Convertible Preferred Stock of the Company and any common stock shares issuable upon conversion thereof.




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                  p.  "Subsidiary"  Each Person of which or in which the Company or its other Subsidiaries own directly or indirectly fifty-one percent (51%) or more of (i) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors or equivalent body of such Person, if it is a corporation or similar person; (ii) the capital interest or profits interest of such Person, if it is a partnership, joint venture, or similar entity; or (iii) the beneficial interest of such Person, if it is a trust, association, or other unincorporated organization.

                  q. "Warrant Purchase Agreement" means that certain agreement by and among certain parties hereto and Stein dated March 31, 1999. Any terms not defined herein shall have the meaning set forth in the Warrant Purchase Agreement.

                  r. "Warrants" means collectively the "A Warrant," the "B Warrant" and the "C Warrant" referred to in Section 2.01 of the Warrant Purchase Agreement and all Warrants issued upon the transfer or division of, or in substitution for, such Warrants.

         2.  Registration Rights.

                  a. Required Registration. At any time after the earlier to occur of either (x) the first anniversary date of this Agreement or (y) six months following the next Public Offering, Holders of a majority of the Registrable Securities held by Seacoast, Pacific and Tangent or Holders of a majority of the Registrable Series B Securities may, upon not more than two (2) occasions and not more often than once during any 180-day period, make a written request to the Company requesting that the Company effect the registration of Registrable Securities so long as such request is for an aggregate offering price of not less than Five Million Dollars ($5,000,000). After receipt of such a request, the Company will, as soon as practicable, notify all Holders of such request and use its best efforts to effect the registration of all Registrable Securities that the Company has been so requested to register by any Holder for sale, all to the extent required to permit the disposition (in accordance with the intended method or methods thereof) of the Registrable Securities so registered.

                  Notwithstanding the foregoing, if the managing underwriter or underwriters, if any, of such offering deliver a written opinion to each Holder of such Registrable Securities that the success of the offering under this
Section 2.a. would be materially and adversely affected by the inclusion of any securities requested to be included in such offering, then the amount of securities to be offered for the accounts of any Persons will be reduced (i) first according to the securities proposed for registration by any Persons other than the Holders to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter or underwriters, and (ii) if such underwriter requires reduction of the securities to be included in the offering in excess of all securities held



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by such  participating  Persons  other  than the  Holders,  pro rata  among  all
participating   Holders   (according  to  the   securities   proposed  for  such
registration held by such Holders).

                  b. Incidental Registration. If the Company at any time proposes to file on its behalf or on behalf of any of its security holders a registration statement under the Securities Act on any form (other than a registration statement on Form S-4 or S-8 or any successor form unless such forms are being used in lieu of or as the functional equivalent of, registration rights) for any class that is the same or similar to Registrable Securities, it will give written notice setting forth the terms of the proposed offering and such other information as the Holders may reasonably request to all holders of Registrable Securities at least twenty (20) days before the initial filing with the Commission of such registration statement, and offer to include in such filing such Registrable Securities as any Holder may request. Each Holder of any such Registrable Securities desiring to have Registrable Securities registered under this Section 2.b. will advise the Company in writing within ten (10) days after the date of receipt of such notice from the Company, setting forth the amount of such Registrable Securities for which registration is requested. The Company will thereupon include in such filing the number of Registrable Securities for which registration is so requested, and will use its best efforts to effect registration under the Securities Act of such Registrable Securities.

                  Notwithstanding the foregoing, if the managing underwriter or underwriters, if any, of such offering deliver a written opinion to each Holder of such Registrable Securities that the success of the offering would be materially and adversely affected by the inclusion of the Registrable Securities requested to be included, then the amount of securities to be offered for the accounts of Holders will be reduced pro rata (according to the Registrable Securities proposed for registration) to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter or underwriters; provided, however, that if securities are being offered for the account of other Persons as well as the Company, then with respect to the Registrable Securities intended to be offered by Holders, the proportion by which the amount of such class of securities intended to be offered by Holders is reduced will not exceed the proportion by which the amount of such class of securities intended to be offered by such other Persons (other than the Company) is reduced; and further provided, however, that with respect to any underwritten public offering other than the Company's next Public Offering, no less than 25% of the total number of Registrable Securities requested to be registered by the Holders shall be included in the underwriting.

                  c. Form S-3 Registrations. In addition to the registration rights provided in Sections 2.a. and 2.b. above, if at any time the Company is eligible to use Form S-3 (or any successor form) for registration of secondary sales of Registrable Securities, any Holders of no less than 20% of the Registrable



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Securities  may  request in writing  not more often than once during any 180-day period that the Company register shares of Registrable Securities on such form so long as such request is for an aggregate offering price of at least Five Million Dollars ($5,000,000). Upon receipt of such request, the Company will promptly notify all holders of Registrable Securities in writing of the receipt of such request and each such Holder may elect (by written notice sent to the Company within fifteen (15) days of receipt of the Company's notice) to have its Registrable Securities included in such registration pursuant to this Section
7.03. Thereupon, the Company will, as soon as practicable, use its best efforts to effect the registration on Form S-3 of all Registrable Securities that the Company has so been requested to register by such Holder for sale. The Company will use its best efforts to qualify and maintain its qualification for eligibility to use Form S-3 for such purposes.

                  d. Termination/Rule 144 Availability. Notwithstanding the foregoing, the Company will not be obligated to register any Registrable Securities (i) as to which counsel reasonably acceptable to the participating Holders renders an opinion in form and substance satisfactory to such Holders to the effect that such Registrable Securities are freely saleable without limitation as to volume under Rule 144 under the Securities Act or (ii) after the fifth anniversary date of the earlier to occur of a "Qualified Liquidity Milestone" or "Qualified Liquidation Event" as such terms are defined in the Warrant Purchase Agreement.

                  e.   Registration   Procedures.   In   connection   with   any
registration of Registrable Securities under this Agreement, the Company will, as soon as practicable:

                           (i) prepare and file with the Commission a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become and remain effective until the earlier of such time as all Registrable Securities subject to such registration statement have been disposed of or the expiration of one hundred eighty (180) days;

                           (ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all Registrable Securities covered by such registration statement until the earlier of such time as all of such Registrable Securities have been disposed of or the expiration of one hundred eighty (180) days;

                            (iii) furnish to each Holder such number of copies of the registration statement and prospectus (including, without limitation, a preliminary prospectus) in conformity with the requirements of the Securities Act (in each case including all exhibits) and each amendment or supplement thereto, together with such other documents as any Holder may reasonably request;

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                           (iv) use its best  efforts to register or qualify the
         Registrable Securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions within the United States and Puerto Rico as each Holder reasonably requests, and do such other acts and things as may be reasonably required of it to enable such holder to consummate the disposition in such jurisdiction of the securities covered by such registration statement, except any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction;

                           (v) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its securities holders, as soon as practicable, an earnings statement covering the period of at least twelve months beginning with the first month after the effective date of such registration statement,  which  earnings  statement  will satisfy the  provisions of
         Section 11(a) of the Securities Act;

                           (vi) provide and cause to be maintained a transfer agent and registrar for Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement;

                           (vii)   if  requested  by the  underwriters  for  any
         underwritten offering or Registrable Securities on behalf of a Holder of Registrable Securities pursuant to a registration requested under
         Section 2.a, the Company will enter into an underwriting agreement with such underwriters for such offering, such agreement to contain such representations and warranties by the Company and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, provisions with respect to indemnities and contribution as are reasonably satisfactory to such underwriters and the Holders; the Holders on whose behalf Registrable Securities are to be distributed by such underwriters will be parties to any such underwriting agreement and the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters, will also be made to and for the benefit of such Holders of Registrable Securities; and no Holder of Registrable Securities will be required by the Company to make any representations or warranties to or agreements with the Company or the underwriters other than reasonable and customary representations, warranties, or agreements regarding such Holder, such Holder's Registrable Securities, such Holder's intended method or methods of disposition, and any other representation required by law;



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                           (viii) furnish, at the written request of any Holder,
         on the date that such Registrable Securities are delivered to the underwriters for sale pursuant to such registration, or, if such Registrable Securities are not being sold through underwriters, on the date that the registration statement with respect to such Registrable Securities becomes effective, (i) an opinion in form and substance
         reasonably   satisfactory  to  such  Holders,  and  addressing  matters customarily addressed in underwritten public offerings, of the counsel representing the Company for the purposes of such registration (who will not be an employee of the Company and who will be satisfactory to such Holders), addressed to the underwriters, if any, and to the selling Holders; and (ii) a letter (the "comfort letter") in form and substance reasonably satisfactory to such Holders, from the independent
         certified  public   accountants  of  the  Company,   addressed  to  the
         underwriters, if any, and to the selling Holders making such request (and, if such accountants refuse to deliver the comfort letter to such Holders, then the comfort letter will be addressed to the Company and accompanied by a letter from such accountants addressed to such Holders stating that they may rely on the comfort letter addressed to the Company); and

                           (ix) during the period when the registration statement is required to be effective, notify each selling Holder of the happening of any event as a result of which the prospectus included in the registration statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

                  It will be a condition precedent to the obligation of the Company to take any action pursuant to this Agreement in respect of the Registrable Securities that are to be registered at the request of any Holder of Registrable Securities that such Holder furnish to the Company such information regarding the Registrable Securities held by such Holder and the intended method of disposition thereof as is legally required in connection with the action taken by the Company. The managing underwriter or underwriters, if any, for any offering of Registrable Securities to be registered pursuant to Section 2.a. or 2.c. will be selected by the Holders of a majority of the Registrable Securities being so registered.

                  f. Allocation of Expenses. Except as provided in the following sentence, the Company will bear all expenses arising or incurred in connection with any of the transactions contemplated by this Agreement, including, without limitation, (a) all expenses incident to filing with the National Association of Securities Dealers, Inc.; (b) registration fees; (c) printing expenses; (d) accounting fees and



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expenses and the fees and expenses of one special counsel to the selling Holders not to exceed $25,000 (except that if in the reasonable written opinion of counsel for either the holders of a majority of the Registrable Series A Securities or Registrable Series B Securities, there exists a material conflict of interest between such two groups of Holders, then each such group may be represented by separate counsel with each counsel reimbursed for fees and expenses not to exceed $25,000); (e) expenses of any special audits or comfort letters incident to or required by any such registration or qualification; and
(f)  expenses  of  complying  with  the  securities  or  blue  sky  laws  of any
jurisdictions   in  connection   with  such   registration   or   qualification.
Notwithstanding the foregoing, each Holder will severally bear the expense of its underwriting fees, discounts, or commissions relating to its sale of Registrable Securities in all such registrations.

                  g. Listing on Securities Exchange. If the Company lists any shares of Capital Stock on any securities exchange or on the National Association of Securities Dealers, Inc. Automated Quotation System or similar system, it will, at its expense, list thereon, maintain and, when necessary, increase such listing of, all Registrable Securities.

                  h.       Holdback Agreements.

                            (i) If any registration pursuant to Section 2.b is in connection with an underwritten public offering, each Holder of Registrable Securities agrees, if so required by the managing underwriter, not to effect any public sale or distribution of Registrable Securities (other than as part of such underwritten public offering) during the period beginning seven (7) days prior to the effective date of such registration statement and ending on the one hundred eightieth (180th) day after the effective date of such registration statement; provided, however, that Jim Stein and each Person that is an officer, director, or beneficial owner of five percent (5%) or more of the outstanding shares of any class of Capital Stock enters into such an agreement.

                           (ii) The Company agrees not to effect any public sale or distribution during the period seven (7) days (or such longer period as may be prescribed by Regulation M) prior to the effective date of the registration statement employed in any underwritten public offering and ending on the one hundred eightieth (180th) day after any such registration statement contemplated by Sections 2.a. or 2.c. has become effective, except as part of such underwritten public offering pursuant to such registration statement and except pursuant to securities registered on Forms S-4 or S-8 of the Commission or any successor forms, and the Company agrees to use its best efforts to cause each holder of its equity securities or any securities convertible into or exchangeable or exercisable for any of such securities, in each case purchased from the Company at any time after the date of this Agreement (other than in a public offering), to agree not to effect any such public sale or distribution of such securities during such period.



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                  i. Rule 144. At all times following  completion by the Company of a Public Offering, the Company will take such action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Registrable Securities without registration pursuant to and in accordance with (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation adopted by the Commission. Upon the request of any Holder of Registrable Securities, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements.

                  j. Rule 144A. The Company agrees that, upon the request of any Holder or any prospective purchaser of Registrable Securities designated by a Holder, the Company will promptly provide (but in any case within fifteen (15) days of a request) to such Holder or potential purchaser, the following publicly available information:

                            (i) a brief statement of the nature of the business of the Company and any Subsidiaries and the products and services they offer;

                            (ii) the most recent consolidated balance sheets and profit and losses and retained earnings statements, and similar financial statements of the Company for such part of the two preceding fiscal years prior to such request as the Company has been in operation (such financial information will be audited, to the extent reasonably available); and

                           (iii) such other publicly available information about the Company, any Subsidiaries, and their business, financial condition, and results of operations as the requesting Holder or purchaser of such Warrants requests in order to comply with Rule 144A, as amended, and the antifraud provisions of the federal and state securities laws. The Company hereby represents and warrants to any such requesting Holder and any prospective purchaser of Warrants or Warrant Shares from such Holder that the information provided by the Company pursuant to this
         Section 2.j. will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

                  k. Limitations on Subsequent Registration Rights. Until (i) a Qualified Liquidity Milestone, (ii) a Qualified Liquidation Event (as each is defined in the Company's Series A Convertible Preferred Stock Certificate of Designation filed with the Colorado Secretary of State) (iii) the repayment of any and all Senior Obligations owed to such Noteholder and the sale in excess of 80% of such Noteholder's common stock shares and Other Securities issued or issuable under the Warrants from and after the date of this Agreement or until the provisions of Section 2.d. are applicable, the Company will not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 2.a., unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of its securities will not reduce the amount of the Registrable Securities of the Holders that is included or (b) to make a demand registration that could result in such registration statement being declared effective prior to the effectiveness of the first registration statement effected under Section 2.a. or within one hundred twenty (120) days of the effective date of any registration effected pursuant to Section 2.a..

                  l. Right to Delay a Demand Registration. If, at the time of any request to register Registrable Securities hereunder, the Company is preparing a registration statement for a Public Offering (other than a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 of the Commission is applicable) and such registration statement in fact is filed and becomes effective within ninety (90) days after the request, then the Company may at its option delay such request for a period not more than in excess of one hundred twenty (120) days from the effective date of such offering or the date of commencement of such other activity, as the case may be. Such right to delay shall be exercised by the Company not more than once in any twelve (12) month period. Nothing in this
Section 2.l. shall preclude a Holder of Registrable Securities from enjoying registration rights which it might otherwise possess under this this Agreement.

                  m. Indemnification

                           (i)   Indemnification   By  Holders  of   Registrable
Securities. Each Holder of any Registrable Securities shall, by acceptance thereof, indemnify and hold harmless each other holder of any Registrable Securities, the Company, its directors and officers, each above-described underwriter who contracts with the Company or its agents and each other Person, if any, who controls the Company or such underwriter, against any liability, joint or several, to which any such other Holder, the Company, underwriter or any such director or officer of any such Person may become subject under the Securities Act or any other statute or at common law, if such liability (or actions in respect hereof) arises out of or is based upon (i) the disposition by such Holder of such Registrable Securities in violation of the provisions of this Agreement, (ii) any alleged untrue statement of any material fact contained in any registration statement under which securities were registered under the Securities Act at the request of such Holder, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or
(iii) any alleged omission to state therein a material fact required to be stated therein or necessary to make statement(s) therein not misleading. Notwithstanding any other provision of this Section, the indemnification rights set forth in this Section shall be given in the case of clause (ii) or (iii) only if such alleged untrue statement or alleged omission supplement thereto was made (1) in reliance upon and in conformity with written information furnished to the Company by such Holder under an instrument executed by such Holder expressly stated for use therein, and (2) not based on the authority of an expert as to whom the holder had no reasonable ground to believe, and did not believe, that (A) the statements made on the authority of such expert were untrue or (B) there was an omission to state a material fact. Such Holder shall reimburse the Company, such underwriter or such director, officer, other Person or other Holder for any reasonable legal fees incurred in investigating or defending any such liability if it is judicially determined that the information furnished by such Holder contains an untrue statement of material fact or omitted to state a material fact necessary to make the information not misleading; provided, however, that no Holder of Registrable Securities shall be required to indemnify any Person against any liability arising from any untrue or misleading statement or omission contained in any prospectus or for any liability which arises out of the failure of any Person to deliver a prospectus as required by the Securities Act; and provided further, that the obligations of such Holder of Registrable Securities for the indemnity hereunder shall be limited to an amount equal to the net proceeds received by such Holder of Registrable Securities upon disposition thereof and shall not extend to any settlement of claims related thereto without the express written consent of such Holder of Registrable Securities, which consent shall not be unreasonably withheld.

                           (ii)  Indemnification by the Company. In the event of
any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, then to the extent permitted by law the Company shall indemnify and hold harmless the seller of such Registrable Shares, each underwriter of such Registrable Shares and each other person, if any, who controls such seller or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which such seller, underwriter or controlling person may become subject under the Securities Act, the Exchange Act, state securities laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made not misleading; and the Company shall reimburse such seller, underwriter and each such controlling person for reasonable legal or any other expenses incurred by such seller, underwriter or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon (i) any untrue statement or omission made in such Registration Statement, preliminary prospectus or prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by or on behalf of such seller, underwriter or controlling person specifically for use in the preparation thereof. or (ii) on the authority of an "expert" within the meaning of that term as defined in the Securities Act (but only if the Company had no reasonable ground to believe, and did not believe, that the statements made on the authority of such expert were untrue or that there was an omission to state a material fact). The Company shall not be required to indemnify any Person against any liability arising from (i) any untrue or misleading statement or omission contained in any preliminary prospectus if such deficiency is corrected in the final prospectus or (ii) for any liability which arises out of the failure of any Person to deliver a prospectus as required by the Securities Act.

                  n. Nominees for Beneficial Owners/Transfers. In the event that any Registrable Securities are held by a nominee for the beneficial owner of such Registrable Securities, the beneficial owner of Registrable Securities may, at its election, be treated as the Holder of such Registrable Securities for purposes of any request or other action by any Holder or Holders of Registrable Securities pursuant to this Agreement or any determination of any number or percentage of shares of Registrable Securities held by any Holder or Holders of Registrable Securities contemplated by this Agreement. If the beneficial owner of any Registrable Securities so elects, the Company may require assurances reasonably satisfactory to it of such owner's beneficial ownership of such Registrable Securities. In no event will a Holder be required to exercise the Warrant as a condition to the registration of such Warrant or Registrable Securities thereunder. The registration rights set forth in this Section 2 are only assignable by each original Holder hereunder to each assignee of no less than the lesser of all of Holder's Registrable Securities held as of the date hereof or at least one hundred thousand (100,000) Registrable Securities conveyed in accordance herewith (appropriately adjusted in all cases for stock splits, combinations, recapitalizations and the like), provided that such assignee promptly agrees in writing to be bound by the terms and conditions of this Agreement.

         3. Preemptive Rights.

                  a. Equity Preemptive Right. The Company will not issue or sell any Capital Stock (other than any Series B Stock, or other than any securities that, with the unanimous consent of the Company's Board of Directors, are not issued to any existing shareholder of the Company or other than any such other equity or any such rights to acquire equity which are excluded from the definition of "Additional Shares of Common Stock" under the Company's Series B Convertible Preferred Stock Certificate of Designation (including any options or other convertible securities exercisable for shares excluded from such definition)) ( the "New Securities") without first complying with this Section
3. The Company hereby grants to each of Seacoast, Pacific, Tangent and each Holder of at least 20% of the Registrable Series B Securities originally outstanding (each a "Preemptive Right Holder") the preemptive right to purchase, pro rata, any part of the New Securities that the Company may, from time to time, propose to sell or issue. In the event New Securities are offered or sold as part of a unit with other New Securities, the preemptive right granted by this Section3 will apply to such units and not to the individual New Securities composing such units. Each Holder's pro rata share for purposes of Section 3 is the ratio that the number of shares of Common Stock owned by such Holder immediately prior to the issuance of the New Securities bears to the sum of the total number of shares of Common Stock then outstanding. Any payment due from Holder in connection with the exercise of the preemptive right granted pursuant to this Section 3.a may be satisfied, at the option of the Holder, by (i) cancellation of any debt and/or accrued interest owed by the Company to the Holder or (ii) cancellation of Warrant Shares, valued at Fair Market Value.

                  b. Debt Preemptive Right. The Company will not incur any additional debt other than the debt due under the Note or any Permitted Indebtedness, (as defined in the Note Agreement) without first complying with this Section 3 and Section 12.15 of the Note Agreement.

                  c.       Notice to Preemptive Right Holders.

                           (i) In the event the Company proposes to issue or sell New Securities, it will give each Preemptive Right Holder written notice of its intention, describing the type of New Securities and the price and terms upon which the Company proposes to issue or sell the New Securities. Each Preemptive Right Holder will have fifteen (15) days from the date of receipt of any such notice and such information as the Preemptive Right Holder may reasonably request to facilitate its investment decision to agree to purchase up to its respective pro rata share of the New Securities for the price (valued at Fair Market Value for any noncash consideration) and upon the terms specified in the notice by giving written notice to the Company stating the quantity of New Securities agreed to be purchased.

                            (ii) In the event the Company proposes to incur additional debt to which Section 3.b above (but not Section 3.a above)would apply (the "New Financing"), the Company shall first offer to each of Seacoast, Pacific and Tangent, on a pari passu and pro rata basis, based upon the principal amount of the Senior Obligations outstanding to such parties (except that if the Senior Obligations have been paid in full, based upon the amount of Capital Stock owned by such parties), the right to provide all or any part of the New Financing proposed to be incurred, on the most favorable terms for lender(s) to be providing such New Financing. Such offer shall describe the New Financing in reasonable detail. Thereafter, each such party shall have fifteen (15) days in which to accept the Company's offer and closing of the transaction shall take place within sixty (60) days of acceptance. If any such Holder does not accept the offer or accepts only a part of it, such Holder shall notify the Company and the other two Holders, and the other two Holders shall thereupon have the right, within an additional ten (10) day period, to agree to provide on a pro rata basis the New Financing not so provided by the non-accepting Holder, and closing of such transaction shall take place within sixty
         (60) days of acceptance. If no such Holder accepts the offer, or if each such Holder elects to provide only a part of the New Financing offered, then the Company may then offer to third parties such New Financing, or a portion thereof not provided by any such Holder, on terms and conditions no more favorable to the lenders thereof than those provided by, or offered to, such Holders, provided that any such funding occurs within one hundred eighty (180) days of such Holders' non-acceptance or partial acceptance of the Company's original offer. Any New Financing thereafter must first be reoffered to each of Seacoast, Pacific and Tangent under the terms of this Section 3.c(ii).

                  d. Allocation of Unsubscribed New Securities. In the event a Preemptive Right Holder fails to exercise such equity preemptive right in full within such fifteen (15) day period, the other Preemptive Right Holders, if any, will have an additional five (5) day period to purchase such Holder's portion not so agreed to be purchased in the same proportion in which such other Holders were entitled to purchase the New Securities (excluding for such purposes such nonpurchasing Holder). Thereafter, the Company will have ninety (90) days to sell the New Securities not elected to be purchased by the Preemptive Right Holders at the same price and upon the same terms specified in the Company's notice described in Section 3.c(i). In the event the Company has not sold the New Securities within such ninety (90) day period, the Company will not thereafter issue or sell any New Securities without first offering such securities in the manner provided above.

                  e. Termination of Preemptive Rights. The rights granted pursuant to this Section 3 shall terminate upon the earlier to occur of (i) a Qualified Liquidation Event or (ii) a Qualified Liquidity Milestone.

         4. Miscellaneous.

                  a.   Headings.   The  headings  in  this   Agreement  are  for
convenience and reference only and are not part of the substance of this Agreement.

                  b. Severability. The parties to this Agreement expressly agree that it is not their intention to violate any public policy, statutory or common law rules, regulations, or decisions of any governmental or regulatory body. If any provision of this Agreement is judicially or administratively interpreted or construed as being in violation of any such policy, rule, regulation, or decision, the provision, section, sentence, word, clause, or combination thereof causing such violation will be inoperative (and in lieu thereof there will be inserted such provision, sentence, word, clause, or combination thereof as may be valid and consistent with the intent of the parties under this Agreement) and the remainder of this Agreement, as amended, will remain binding upon the parties to this Agreement, unless the inoperative provision would cause enforcement of the remainder of this Agreement to be inequitable under the circumstances.

                  c.  Notices.  Whenever it is provided  herein that any notice, demand, request, consent, approval, declaration, or other communication be given to or served upon any of the parties by another, such notice,  demand,  request, consent,  approval,  declaration,  or other communication will be in writing and will be deemed to have been validly  served,  given, or delivered (and "the date of such  notice"  or words of similar  effect  will mean the date) five (5) days after  deposit  in the United  States  mails,  certified  mail,  return  receipt requested,  with proper postage  prepaid,  or upon receipt  thereof  (whether by
non-certified  mail,  telecopy,   telegram,  express  delivery,  or  otherwise),
whichever is earlier, and addressed to the party to be notified as follows:
         If to eCompaniesVenture Group, L.P., at

         If to Seacoast, at               Seacoast Capital Partners Limited Partnership
                                            One Sansome Street, Suite 2100
                                            San Francisco, California 94104
                                            Attention: Jeffrey J. Holland
                                            Fax: (415) 956-1459

                                          Seacoast Capital Partners Limited Partnership
                                            c/o Seacoast Capital Corporation
                                            55 Ferncroft Road
                                            Danvers, Massachusetts  01923
                                            Attention:  Walt Leonard
                                            Fax: (508) 750-1301

         If to Pacific, at                Pacific Mezzanine Fund, L.P.
                                            2200 Powell Street, Suite 1250
                                            Emeryville, California 94608
                                            Attention: Dave Woodward
                                            Fax: (510) 595-9801

         If to Tangent, at                Tangent Growth Fund, L.P.
                                            1 Union Square
                                            180 Geary Street, Suite 500
                                            San Francisco, California  94108

                                       16

                                            Attention: Mark P. Gilles
                                            Fax:  (415) 392-1928

         with courtesy copies to:         Patton Boggs LLP
                                            2001 Ross Avenue, Suite 3000
                                            Dallas, Texas 75201
                                            Attention: Charles P. Miller, Esq.
                                            Fax: (214) 871-2688

                                            Howard, Rice, Nemerovski, Canady, Falk & Rabkin
                                            Three Embarcadero Center, Seventh Floor
                                            San Francisco, CA 94111-4065
                                            Denis T. Rice, Esq.
                                            .....................................

         If to the Company, at              ValueStar Corporation
                                            360 22nd Street, Suite 210
                                            Oakland, CA  94612
                                            FAX: (510) 808-1400
                                            Attention: Jim Stein

         with courtesy copies to:         Bay Venture Counsel, LLP
                                            1999 Harrison Street, Suite 1300
                                            Oakland, California 94612
                                            Attention: Donald C. Reinke, Esq.
                                            Fax: (510) 834-7440

         If to Barnes:                   James A. Barnes
                                           8617 Canyon View Drive
                                           Las Vegas, NV 89117
                                           Facsimile: (702) 254-4212

         If to Polis:                    Jerry E. Polis
                                           980 American Pacific Drive, Suite 111
                                           Henderson, Nevada 89014
                                           Fax: (702) 737-6900

         If to any other Holder:         As set forth on Schedule 1.

         or to such other address as each party may designate for itself by like notice. Notice to any other Holder will be delivered as set forth above to the address shown on the stock transfer books of the Company unless such Holder has advised the Company in writing of a different address to which notices are to be sent under this Agreement. Failure or delay in delivering the courtesy copies of any notice, demand, request, consent, approval, declaration, or other communication to the persons designated above to receive copies of the actual notice will in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration, or other communication. No notice, demand, request, consent, approval, declaration, or other communication will be deemed to have been given or received unless and until it sets forth all items of information required to be set forth therein pursuant to the terms of this Agreement.

                  d. Successors/Amendments. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if it has obtained the written consent of Holders holding at least sixty-six and two-thirds percent (66-2/3%) or more of the then outstanding Registrable Securities; provided, however, that any amendment or action which would adversely affect only one class of Holders shall also require the written consent of the Holders holding at least sixty-six and two-thirds percent (66-2/3%) or more of the then outstanding Registrable Securities of such class. Notwithstanding the foregoing, this Section 4.d. shall not be amended without the consent of all Holders.

                  e. Remedies. The failure of any party to enforce any right or remedy under this agreement, or to enforce any such right or remedy promptly, will not constitute a waiver thereof, nor give rise to any estoppel against such party, nor excuse any other party from its obligations under this Agreement. Any waiver of any such right or remedy by any party must be in writing and signed by the party against which such waiver is sought to be enforced.

                  f. Fees. Any and all fees, costs, and expenses, of whatever kind and nature, including attorneys' fees and expenses, incurred by the Holders in connection with the defense or prosecution of any actions or proceedings arising out of or in connection with this Agreement will, to the extent provided in this Agreement, be borne and paid by the Company within ten (10) days of demand by the Holders.

                  g. Counterparts. This Agreement may be executed in any number of counterparts, which will individually and collectively constitute one agreement.

                  h. Choice of Law. THIS AGREEMENT HAS BEEN EXECUTED, DELIVERED, AND ACCEPTED BY THE PARTIES AND WILL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF CALIFORNIA AND WILL BE INTERPRETED AND THE RIGHTS OF THE PARTIES DETERMINED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES APPLICABLE THERETO AND THE INTERNAL LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO AN AGREEMENT EXECUTED, DELIVERED AND PERFORMED THEREIN WITHOUT GIVING EFFECT TO THE CHOICE-OF-LAW RULES THEREOF OR ANY OTHER PRINCIPLE THAT COULD REQUIRE THE APPLICATION OF THE SUBSTANTIVE LAW OF ANY OTHER JURISDICTION.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

       Signature Pages to ValueStar Corporation Investors Rights Agreement

                  IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                   COMPANY:

                                   VALUESTAR CORPORATION
                                   By: /s/ JAMES STEIN
                                   Name:  James Stein
                                   Its:    President and Chief Executive Officer

                                   /s/ JAMES A. BARNES
                                   James A. Barnes, individually, as President of Sunrise Capital, Inc. and General Partner of Tiffany Investments, and as General
                                   Partner of Tiffany Investments Limited Partnership

                                   /s/ JERRY E. POLIS
                                   Jerry E. Polis, individually, as President of Davric Corporation and Trustee of the Jerry
                                   E. Polis Family Trust

                                   Schedule 1
       Signature Pages to ValueStar Corporation Investors Rights Agreement

                                    eCOMPANIES VENTURE GROUP, L.P.

                                    By  /s/ STEVEN LEDGER
                                        ------------------
                                    Its:   Managing General Partner

                                    SEACOAST CAPITAL PARTNERS LIMITED
                                    PARTNERSHIP
                                    By:      Seacoast Capital Corporation,
                                             its general partner

                                    By:  /s/ JEFFREY J. HOLLAND
                                         ----------------------
                                    Name:  Jeffrey J. Holland
                                    Its:   Vice President

                                    PACIFIC MEZZANINE FUND, L.P.
                                    By:  Pacific Private Capital
                                             its general partner
                                    By:  /s/ ANDREW B. DUMKE
                                         -------------------
`                                   Name:  Andrew B. Dumke
                                    Its:   General Partner

                                    TANGENT GROWTH FUND, L.P.
                                    By:      Tangent Fund Management, LLC
                                             its general partner
                                    By  /s/ MARK P. GILLES
                                        ------------------
                                    Name:  Mark P. Gilles
                                    Its:   Vice President

                                   Schedule 1
       Signature Pages to ValueStar Corporation Investors Rights Agreement

             (Each Page Differs as to Holder and Holder Information)

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         Name of Holder

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         Authorized Signature

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         Print Name and Title of Signatory


         ADDRESS

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                                       S-3

                                       21